EXHIBIT 10.2
SUPPLEMENTAL LIMITED FORBEARANCE AGREEMENT
     THIS SUPPLEMENTAL LIMITED FORBEARANCE AGREEMENT (this “Agreement”) dated effective as of November ___, 2006 (the “Effective Date”) is entered into by and among PIZZA INN, INC., a Missouri corporation (the “Borrower”), the Guarantors identified on the signature pages hereto (the “Guarantors”), NEWCASTLE PARTNERS, LP, a Texas limited partnership (“Newcastle”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor to Wells Fargo Bank (Texas), National Association) (the “Bank”). The Borrower and the Guarantors are sometimes collectively referred to herein as the “Obligors”, and the Obligors and Newcastle are sometimes collectively referred to herein as the “Borrower Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement (as defined below).
PRELIMINARY STATEMENTS
     A. The Borrower and the Bank have entered into that certain Third Amended and Restated Loan Agreement dated as of January 22, 2003 (as amended or otherwise modified from time to time, the “Loan Agreement”).
     B. Borrower, the other Obligors and the Bank have entered into that certain Limited Forbearance Agreement dated as of August 8, 2006 (the “Original Forbearance Agreement”).
     C. The forbearance period established in connection with the Original Forbearance Agreement expired on October 1, 2006.
     D. On October 13, 2006, the Bank exercised its right to terminate the Revolving Credit Commitment and to accelerate all unpaid principal and accrued interest under the Notes, along with all other unpaid obligations under the Loan Documents (the “Acceleration”) and all such obligations are now immediately due and payable.
          NOW THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:
     SECTION 1. Acceleration of the Obligations and Default Interest. The Obligors each acknowledge that as a result of the Acceleration, all unpaid principal and accrued interest under the Notes, along with all other unpaid obligations under the Loan Documents became immediately due and payable, and subject to the terms of this Agreement, all such obligations remain immediately due and payable as of the date hereof. Each of the Obligors further acknowledges that except during the Forbearance Period as set forth in Section 4 hereof, all such unpaid obligations which remain outstanding after October 13, 2006 shall bear interest at lesser of (i) the default rate of interest applicable thereto under the Loan Documents or (ii) the Maximum Rate.
     SECTION 2. Existing Events of Default. The Obligors each hereby acknowledge that the following defaults and events of default currently exist under the Loan Documents and shall continue to exist under the Loan Documents under the Forbearance Period (the “Existing Events of Default”):

          (a) The failure of Borrower to immediately pay, upon the Acceleration, all unpaid principal and accrued interest under the Notes, along with all other unpaid obligations under the Loan Documents and the continued failure of Borrower to pay such amounts during the Forbearance Period;
          (b) The failure of Borrower to maintain the required Fixed Charge Coverage Ratio as required by Section 12.1 of the Loan Agreement for all periods ended on or before the Forbearance Termination Date;
          (c) The failure of Borrower to maintain profitable operations as required by Section 12.3 of the Loan Agreement for all periods ended on or before the Forbearance Termination Date; and
          (d) The failure of Borrower to maintain the ratio of Consolidated Liabilities less Subordinated Debt to Tangible Net Worth as required by Section 12.2 of the Loan Agreement for all periods ended on or before the Forbearance Termination Date.
     SECTION 3. Forbearance. (a) The Obligors hereby agree that but for the forbearance of the Bank set forth below, which is subject to the satisfaction of the terms and conditions set forth herein, the Bank would be entitled to pursue it rights and remedies for the enforcement of the Obligors’ obligations under the Loan Documents. The Obligors further agree that (i) the Existing Events of Default are not cured or waived by reason of the Bank’s execution of this Agreement and (ii) the Acceleration shall not be affected by the forbearance of Bank set forth below. The Bank is only agreeing in this Agreement to forbear from the exercise of its rights and remedies which may arise or have arisen by virtue of the Existing Events of Default, and upon termination of the Forbearance Period (as hereinafter defined), the Bank shall remain entitled to pursue any and all of its rights and remedies which may arise or have arisen by virtue of the Existing Events of Default.
          (b) The Bank agrees that for a period (the “Forbearance Period”) commencing on the Effective Date and ending on the Forbearance Termination Date (as hereinafter defined), the Bank will not commence any Foreclosure Proceedings as a result of the Existing Events of Default. The Bank’s forbearance under this Agreement will automatically terminate without any notice to the Borrower Parties or any other Person on such date (the “Forbearance Termination Date”) being the earliest of (i) 4:59 p.m., (Houston, Texas time) on December 28, 2006, (ii) the occurrence of any default or event of default under the Loan Documents (other than the Existing Events of Default), (iii) the date on which any of the Forbearance Conditions described in Section 5 below shall fail to be satisfied and (iv) the date on which any of the Borrower Parties shall fail to satisfy any of their obligations or covenants under this Agreement or any representation or warranty made by any Borrower Party in this Agreement fails to be true and correct in any material respect. On the Forbearance Termination Date, the Bank’s agreement hereunder to forebear from exercising its remedies under the Loan Documents with respect to the Existing Events of Default shall automatically cease and terminate and be of no further force and effect.
          (c) Notwithstanding the provisions of this Agreement, the Bank is entitled to take any and all action as may be necessary and appropriate to perfect, protect and defend the priority of any liens or security interests granted to it pursuant to the Loan Documents against the claims and actions of any other creditors (including any bankruptcy trustee) and to make such filings as may be necessary and appropriate to insure or maintain the priority and perfection of such liens. No failure on the part of the Bank to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver of any such right or remedy nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by applicable law.
     SECTION 4. Interest Rate During Forbearance Period. During the Forbearance Period, the Bank and the Borrower Parties agree that all unpaid principal and accrued interest under the Notes, along with all other unpaid obligations under the Loan Documents, shall bear interest at the lesser of (i) the sum of the Prime Rate in effect from day to day plus two and three quarters percent (2.75%) per annum or (ii) the Maximum Rate. After the Forbearance Termination Date, all such obligations shall bear interest at the lesser of (i) the Maximum Rate or (ii) the default rate of interest applicable thereto.
     SECTION 5. Conditions to Forbearance. Each of the following conditions shall constitute a “Forbearance Condition” and the Obligors agree that all of the following shall be satisfied as a condition to the Bank’s agreements hereunder:
          (a) Newcastle shall have delivered to the Bank either (i) a letter of credit in favor of the Bank in the amount of $1,500,000 issued by a credit-worthy financial institution containing terms and conditions acceptable to the Bank in its sole discretion (the “Newcastle Letter of Credit”) or (ii) a guaranty agreement in form an substance acceptable to the Bank in its sole discretion guaranteeing all the Obligations (the “Newcastle Guaranty”);
          (b) Newcastle shall have executed and delivered to the Bank a subordination agreement in form and substance acceptable to the Bank in its sole discretion;
          (c) Borrower shall have paid any Swap Termination Payment owing to the Bank as a result of the termination of the Swap Agreement pursuant to Section 7 hereof;
          (d) This Agreement must be fully executed by all parties hereto and the Bank must be in possession of original signatures of each party hereto; and
          (e) The Borrower shall have paid all reasonable attorneys fees of the Bank and all other costs of the Bank incurred in connection with the negotiation and preparation of this Agreement and in connection with prior negotiations, matters, events and transactions related to the Loan Documents for which Borrower has been provided with a written invoice prior to the Effective Date.
     SECTION 6. Newcastle Letter of Credit and the Newcastle Guaranty. The Obligors and Newcastle agree that if any Obligations shall remain outstanding on the Forbearance Termination Date, the Bank shall be entitled to draw on the Newcastle Letter of Credit or enforce its rights under the Newcastle Guaranty, as applicable, at any time following such Forbearance Termination Date. If the amount drawn by the Bank under the Newcastle Letter of Credit exceeds the amount of Obligations then outstanding (as determined by the Bank in its sole discretion), the Bank shall promptly refund such excess amount to Newcastle. The Bank shall promptly return the Newcastle Letter of Credit to Newcastle upon the payment in full of the Obligations.
     SECTION 7. Termination of the Swap Agreement. The Obligors and the Bank agree that the Interest Rate Swap Agreement dated as of February 27, 2001 between the Borrower and the Bank (as amended or otherwise modified from time to time, the “Swap Agreement”) is hereby terminated without necessity of any further action or notice by any party. If any amounts are owing from Borrower to the Bank as a result of such termination (a “Borrower Swap Termination Payment”), such amounts shall automatically become part of the Obligations and shall be immediately due and payable. For avoidance of doubt, it is understood that the Forbearance Period shall not begin until all Borrower Swap Termination Payments have paid. If any amounts are owing from the Bank to Borrower as a result of the termination of the Swap Agreement, such amounts shall be applied to the repayment of the Obligations in accordance with the Loan Documents.
     SECTION 8. Additional Advances under the Loan Documents. As a result of the Existing Events of Default and the termination of the Revolving Credit Commitment, the Bank has no obligation of any kind or type to make advances under the Loan Documents. Notwithstanding the foregoing, during the Forbearance Period the Bank agrees to fund requests for additional Revolving Credit Advances so long as the aggregate principal amount of all Revolving Credit Advances at any time outstanding (without giving effect to any Letter of Credit Liabilities) does not exceed $2,020,000. Any advances so made by the Bank shall be evidenced by the Revolving Credit Note and shall become a part of the Obligations without necessity of any further action, and shall bear interest as set forth in this Agreement.
     SECTION 9. Outstanding Letter of Credit in Favor of Northwestern National Insurance Company. Pursuant to the Loan Agreement, the Bank has issued a Letter of Credit in favor of Northwestern National Insurance Company (or its affiliate) in the amount of $230,000 which will expire on November 30, 2006. The Bank has notified Northwestern National Insurance Company that the Bank does not intend to renew such Letter of Credit. In the event such Letter of Credit is drawn upon, all disbursements made by the Bank in connection with such Letter of Credit shall become a part of the Obligations and shall bear interest as set forth in this Agreement. For avoidance of doubt, if the Letter of Credit issued in favor of Northwestern National Insurance Company is drawn upon, the occurrence of such drawing shall not cause the Forbearance Period to terminate.
     SECTION 10. Remedies Upon Termination of the Forbearance Period. Upon the occurrence of the Forbearance Termination Date, the Forbearance Period shall terminate without further act or action by the Bank, and the Bank shall be entitled immediately to institute Foreclosure Proceedings (as defined below) against any collateral securing the Obligations and to exercise any and all of the rights and remedies available to the Bank under the Loan Documents and this Agreement, at law, in equity or otherwise, without further notice, demand, presentment, notice of dishonor, notice of acceleration or notice of intent to accelerate (it being acknowledged that the Obligations have been accelerated), notice of intent to foreclose, notice of sale, notice of protest or other formalities or any kind, all of which are hereby expressly waived by the Borrower Parties. “Foreclosure Proceedings” shall mean (a) the commencement of judicial proceedings for the collection of the Obligations or the foreclosure of liens against any of the collateral securing the Obligations, (b) the nonjudicial foreclosure of any of the collateral securing the Obligations in accordance with the terms of the applicable Loan Document and the Uniform Commercial Code, as applicable, (c) a combination of (a) and (b), or (d) the exercise of any other remedies under the Loan Documents, including any right of setoff.
     SECTION 11. Ratification, No Defenses. The parties hereto acknowledge and agree that the agreements and obligations of the Obligors under the Loan Documents are hereby brought forward, renewed and extended until the indebtedness evidenced thereby shall have been fully paid and discharged. The Obligors acknowledge and agree that the Loan Documents and all terms thereof are valid and enforceable obligations of the Obligors and shall remain in full force and effect. The Bank hereby preserves all of its rights against each of the Obligors, and each of the Obligors hereby agree that all such rights are ratified and brought forward for the benefit of the Bank.
     SECTION 12. Representations and Warranties. (a) Each of the Obligors represents and warrants to the Bank that:
     (1) Except for the Existing Events of Default, no default or event of default has occurred and is continuing under the Loan Documents;
     (2) After giving effect to this Agreement, the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties relate solely to an earlier date or to the extent such representations and warranties are incorrect due to the Existing Events of Default;
     (3) Except as set forth in Schedule A attached hereto, there is no proceeding involving any Obligor pending or to the knowledge of any Obligor, threatened, before any court or governmental authority, agency or arbitration authority, except as disclosed to the Bank in writing and acknowledged by the Bank prior to the date of this Agreement; and
     (4) There has been no change in the business or assets of any Obligor (when compared to the financial statements of Borrower and the Obligor dated September 24, 2006 and delivered to the Bank) which would be materially adverse to Borrower or any Obligor, any of their respective assets or properties, or operations.
          (b) Each of the Borrower Parties represents and warrants to the Bank that:
     (1) This Agreement has been duly authorized, executed and delivered on behalf of such Borrower Party and no consent or approval of any third party is required as a condition to the execution, delivery or performance by of this Agreement by such Borrower Party;

     (2) This Agreement is the legal, valid and binding obligation of such Borrower Party, enforceable against each such Borrower Party in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights;
     (3) There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of such Borrower Party and no provision of any existing agreement, mortgage, indenture or contract binding upon such Borrower Party or affecting the property of such Borrower Party which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Agreement; and
     (4) To the best knowledge of such Borrower Party, all written information furnished to the Bank by such Borrower Party in connection with this Agreement is and will be accurate and complete on the date as of which such information is delivered to the Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.
     SECTION 13. No Course of Dealing. This Agreement shall not create a course of dealing among or between the parties hereto, constitute an accord or satisfaction of, or extend any maturity dates for the Obligations, and no further obligation of any kind in excess of those expressly set forth herein shall be inferred from this Agreement.
     SECTION 14. Release and Covenant Not to Sue. EACH OF THE BORROWER PARTIES (EACH IN ITS OWN RIGHT AND ON BEHALF OF ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS AND AGENTS) (EACH IN THEIR OWN RIGHT AND ON BEHALF OF THEIR RESPECTIVE ATTORNEYS AND AGENTS) (THE “RELEASING PARTIES”) JOINTLY AND SEVERALLY RELEASE, ACQUIT, AND FOREVER DISCHARGE THE BANK AND ITS DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS AND AGENTS, AND ATTORNEYS (THE “RELEASED PARTIES”), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE STATE AND FEDERAL LAW, FROM ANY AND ALL ACTS AND OMISSIONS OF THE RELEASED PARTIES, AND FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, COUNTERCLAIMS, DEMANDS, CONTROVERSIES, COSTS, DEBTS, SUMS OF MONEY, ACCOUNTS, RECKONINGS, BONDS, BILLS, DAMAGES, OBLIGATIONS, LIABILITIES, OBJECTIONS, AND EXECUTIONS OF ANY NATURE, TYPE, OR DESCRIPTION WHICH THE RELEASING PARTIES HAVE AGAINST THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, GROSS NEGLIGENCE, USURY, FRAUD, DECEIT, MISREPRESENTATION, CONSPIRACY, UNCONSCIONABILITY, DURESS, ECONOMIC DURESS, DEFAMATION, CONTROL, INTERFERENCE WITH CONTRACTUAL AND BUSINESS RELATIONSHIPS, CONFLICTS OF INTEREST, MISUSE OF INSIDER INFORMATION, CONCEALMENT, DISCLOSURE, SECRECY, MISUSE OF COLLATERAL, WRONGFUL RELEASE OF COLLATERAL, FAILURE TO INSPECT, ENVIRONMENTAL DUE DILIGENCE, NEGLIGENT LOAN PROCESSING AND ADMINISTRATION, WRONGFUL SETOFF, VIOLATIONS OF STATUTES AND

REGULATIONS OF GOVERNMENTAL ENTITIES, INSTRUMENTALITIES AND AGENCIES (BOTH CIVIL AND CRIMINAL), RACKETEERING ACTIVITIES, SECURITIES AND ANTITRUST LAWS VIOLATIONS, TYING ARRANGEMENTS, DECEPTIVE TRADE PRACTICES, BREACH OR ABUSE OF ANY ALLEGED FIDUCIARY DUTY, BREACH OF ANY ALLEGED SPECIAL RELATIONSHIP, COURSE OF CONDUCT OR DEALING, ALLEGED OBLIGATION OF FAIR DEALING, ALLEGED OBLIGATION OF GOOD FAITH, AND ALLEGED OBLIGATION OF GOOD FAITH AND FAIR DEALING, WHETHER OR NOT IN CONNECTION WITH OR RELATED TO THE LOAN DOCUMENTS AND THIS AGREEMENT, AT LAW OR IN EQUITY, IN CONTRACT IN TORT, OR OTHERWISE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED UP TO AND INCLUDING THE DATE OF THIS AGREEMENT (THE “RELEASED CLAIMS”) (IT BEING UNDERSTOOD THAT WITH RESPECT TO NEWCASTLE, THE RELEASED CLAIMS SHALL BE LIMITED TO THOSE ARISING OUT OF OR IN CONNECTION WITH THE OBLIGORS, THE LOAN DOCUMENTS, THIS AGREEMENT, THE NEWCASTLE LETTER OF CREDIT, THE NEWCASTLE GUARANTY AND ANY TRANSACTIONS CONNECTED WITH OR RELATED TO THE FOREGOING). THE RELEASING PARTIES FURTHER AGREE TO LIMIT ANY DAMAGES THEY MAY SEEK IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION, IF ANY, TO EXCLUDE ALL PUNITIVE AND EXEMPLARY DAMAGES, DAMAGES ATTRIBUTABLE TO LOST PROFITS OR OPPORTUNITY, DAMAGES ATTRIBUTABLE TO MENTAL ANGUISH, AND DAMAGES ATTRIBUTABLE TO PAIN AND SUFFERING, AND THE RELEASING PARTIES DO HEREBY WAIVE AND RELEASE ALL SUCH DAMAGES WITH RESPECT TO ANY AND ALL CLAIMS OR CAUSES OF ACTION WHICH MAY ARISE AT ANY TIME AGAINST ANY OF THE RELEASED PARTIES. THE RELEASING PARTIES REPRESENT AND WARRANT THAT NO FACTS EXIST WHICH COULD PRESENTLY OR IN THE FUTURE COULD SUPPORT THE ASSERTION OF ANY OF THE RELEASED CLAIMS AGAINST THE RELEASED PARTIES. THE RELEASING PARTIES FURTHER COVENANT NOT TO SUE THE RELEASED PARTIES ON ACCOUNT OF ANY OF THE RELEASED CLAIMS, AND EXPRESSLY WAIVE ANY AND ALL DEFENSES THEY MAY HAVE IN CONNECTION WITH THEIR DEBTS AND OBLIGATIONS UNDER THE LOAN DOCUMENTS AND THIS AGREEMENT. THE PARAGRAPH IS IN ADDITION TO AND SHALL NOT IN ANY WAY LIMIT ANY OTHER RELEASE, COVENANT NOT TO SUE, OR WAIVER BY THE RELEASING PARTIES IN FAVOR OF THE RELEASED PARTIES
     SECTION 15. WAIVER OF JURY TRIAL. THE BORROWER PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     SECTION 16. Arbitration. The provisions of Section 14.16 (Arbitration) of the Loan Agreement will apply to this Agreement and any controversies or claims between or among the parties hereto relating to this Agreement, and the provisions of Section 14.16 (Arbitration) of the Loan Agreement are incorporated herein by reference for all purposes.
     SECTION 17. Agreement Controlling. This Agreement constitutes a Loan Document. In the event of a conflict between the terms and provision of this Agreement and the terms and provisions of the other Loan Documents, the terms and provisions of this Agreement shall control.
     SECTION 18. Address for Notices. All notices and other communications provided for herein and in the Loan Documents shall be given or made in writing by personal delivery, reputable overnight courier service, telecopy or registered or certified, first class mail, return receipt requested. Any communication sent by personal delivery or telecopy shall be deemed received upon such personal delivery or dispatch of such telecopy, any communication sent by U.S. mail in the manner specified above shall be deemed received three (3) days following deposit in the mail, and any communication sent by courier shall be deemed received on the next business day following delivery to the courier service. All communications shall be addressed to the intended recipient at the address specified below or at such other address as shall be designated by such party in a notice to each other party in the manner specified herein.

To the Bank:	Wells Fargo Bank, National Association.
1000 Louisiana Street, 4th Floor
Houston, Texas 77002
Attn: Danny Oliver
Telefax No. (713) 739-1076

To the Obligors:	Pizza Inn, Inc.
3551 Plano Parkway
The Colony Texas 75056
Attn: Rod McDonald, Esq. – General Counsel
Attn: Clinton J. Coleman – Interim CFO
Telefax No. (469) 574-4452

To Newcastle:	Steven J. Pully
Newcastle Partners, L.P.
300 Crescent Court, Suite 1110
Dallas, Texas 75201
Attn: Steven J. Pully
Telefax No. (214) 661-7475
     SECTION 19. Further Assurances, Expenses. The Borrower Parties agree to execute and deliver to the Bank, promptly upon request from the Bank, such other and further documents as may be reasonably necessary or appropriate to consummate the terms of this Agreement. Each Obligor agrees to execute and deliver to the Bank, promptly upon request from the Bank such other and further documents as may be reasonably necessary or appropriate to prefect and/or renew and extend any liens or security interests granted by Obligors as security for the Obligations. Borrower agrees to promptly reimburse the Bank for all reasonable expenses incurred by the Bank in connection with the preparation and execution of this Agreement.
     SECTION 20. Miscellaneous Provisions. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings herein shall be accorded no significance in interpreting this Agreement. In case any one or more of the provisions contained in this

Agreement should be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. This Agreement may be amended only by a written agreement executed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the Borrower Parties and the Bank and their respective successors and assigns; provided, however, that the Borrower Parties may not transfer their respective rights under this Agreement to any person or entity without the prior written consent of the Bank, and any such assignment not in accordance with this provision shall be null and void and of no effect. The Borrower Parties acknowledge that the Bank may assign this Agreement in accordance with the Loan Documents.
     SECTION 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and applicable federal law.
     SECTION 22. FINAL AGREEMENT OF THE PARTIES. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.
     SECTION 23. Consent and Agreement with Respect to Certain Matters.
          (a) Sale of Certain Assets. Notwithstanding the Existing Events of Default, the Borrower may sell (i) the assets described on Schedule B attached hereto to Sygma Network, Inc. so long as such assets are not sold for less than the fair market value thereof and (ii) terminate any leases with respect to trailer equipment leased by Borrower and sell at not less than fair market value any trailer equipment owned by Borrower which is no longer useful in its operations. Any proceeds from such sale shall be paid to the Bank to be applied against the outstanding Revolving Credit Advances. For avoidance of doubt, no event of default shall have occurred under the Loan Documents if the termination of such leases results in a violation of the Capital Expenditure limit set forth in Section 12.4 of the Loan Agreement or the limitation on operating lease payments set forth in Section 12.5 of the Loan Agreement.
          (b) Sale and Leaseback of Real Property. Notwithstanding Section 11.9 of the Loan Agreement, the Bank hereby consents to the execution by Borrower of an agreement for the sale and leaseback of the Real Property, it being understood, however, that notwithstanding the execution by Borrower of such sale and leaseback agreement, until all Obligations have been paid in full no sale or other transfer of the Real Property shall be permitted and the Bank’s security interest in the real property shall not be released. Upon the termination of the Forbearance Period, nothing in this Agreement shall be deemed to prevent the Bank from posting the Real Property for foreclosure, foreclosing upon the Real Property or otherwise exercising any of its rights or remedies under the Loan Documents.
          (c) Security Interest in Favor of Newcastle. Provided that the Forbearance Conditions have been satisfied, the Bank hereby agrees that (i) Borrower may incur reimbursement obligations to Newcastle with respect to amounts required to be paid by

Newcastle in respect of the Newcastle Letter of Credit or the Newcastle Guaranty, as applicable, (ii) Borrower may grant to Newcastle a security interest in Borrower’s property as security for such obligations, and (iii) Newcastle may file financing statements to perfect such security interests. It is understood that in accordance with the subordination agreement referenced in Section 5(b), all such obligations and security interests granted to Newcastle shall be subordinate to any and all obligations and security interests of the Bank.
          (d) Parker Settlement. The Bank agrees that no event of default shall have occurred under the Loan Documents solely by reason of the incurrence by Borrower of payment obligations to Ronald W. Parker in the principal amount of $2,800,000 (together with interest thereon at five percent (5.00%) per annum) in connection with the Compromise and Settlement Agreement regarding the Matter of Arbitration between Borrower and Ronald W. Parker before the American Arbitration Association, case number 71 166 00025 05, provided that such payment obligations shall be unsecured and shall be subordinate to the Obligations. During the Forbearance Period, the Bank consents to the payment of $450,000 (plus accrued interest thereon) by Borrower as scheduled principal repayments of such obligations.
          (e) Pepsico Settlement. The Bank agrees that no event of default shall occur under the Loan Documents solely by reason of the incurrence by the Borrower of aggregate payment obligations to Pepsico of $410,000, of which $250,000 may be evidenced by a promissory note, in connection with the settlement of certain disputes between the Borrower and Pepsico, provided that such payment obligations shall be unsecured and shall be subordinate to the Obligations. The Borrower shall make no payments on such obligations until the Obligations shall have been paid in full.
          (f) Other Matters. The Bank agrees that (i) based on the information provided to the Bank as of the Effective Date, the Bank is not aware that any representation or warranty made by Borrower pursuant to Section 9.13 of the Loan Agreement has been false, misleading or erroneous in any material respect, (ii) no event of default shall occur with respect to Section 9.15 of the Loan Agreement solely by reason of the transactions described in this Section 23, (iii) no event of default under the Loan Documents currently exists with respect to the failure by the Bank to approve any leases of the Real Property previously submitted in writing to the Bank and (iv) no event of default has occurred under clause (ii) of Section 11.1(f) of the Construction Loan Agreement.
     SECTION 24. Expiration. This Agreement shall be null and void, and of no effect, unless all conditions precedent to its effectiveness are satisfied on or before 12:00 p.m. CST on November 13, 2006.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first written above.

BORROWER:

PIZZA INN, INC., a Missouri corporation

By:	/s/ Rod J. McDonald

Name:	Rod J. McDonald
Title:	Secretary

GUARANTORS:

BARKO REALTY, INC., a Texas corporation

By:	/s/ Rod J. McDonald

Name:	Rod J. McDonald
Title:	Secretary

R-CHECK, INC., a Texas corporation

By:	/s/ Rod J. McDonald

Name:	Rod J. McDonald
Title:	Secretary

PIZZA INN OF DELAWARE, INC., a Delaware corporation

By:	/s/ Rod J. McDonald

Name:	Rod J. McDonald
Title:	Secretary
Signature Page to Supplemental Forbearance Agreement

NEWCASTLE:

NEWCASTLE PARTNERS, LP, a Texas limited
partnership

By: Newcastle Capital Management, L.P., a
Texas limited partnership, its general partner

By: Newcastle Capital Group L.L.C., a Texas
limited liability company, its general partner

By:	/s/ Mark Schwarz

Name:	Mark Schwarz
Title:	Managing Member

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Danny Oliver

Name:	Danny Oliver
Title:	Vice President
Attachments:
Schedule A — Pending or Threatened Litigation
Schedule B — Sale of Certain Assets
Signature Page to Supplemental Forbearance Agreement